EXHIBIT 12

                              SWIFT ENERGY COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                      Three Months Ended
                                                    Years Ended December 31,                               March 31,
                                                   --------------------------                             ----------
                                   2000          1999          1998          1997         1996         2001          2000
                                   ----          ----          ----          ----         ----         ----          ----

Gross G&A                         23,793,995   20,518,843     21,010,960   20,098,383   18,215,744     6,331,835    5,740,837
Net G&A                            5,585,487    4,497,400      3,853,812    3,523,604    4,149,964     1,884,231    1,147,788
Interest Expense                  15,968,405   14,442,815      8,752,195    5,032,952      693,959     2,649,748    4,065,887
Rent Expense                       1,255,474    1,272,497      1,117,351    1,039,210      957,797       262,328      299,969
Net Income Before Taxes           93,079,346   29,736,151    (73,391,581)  33,129,606   28,785,783    35,513,130   14,919,044
Capitalized Interest               5,043,206    4,142,098      3,849,665    2,326,691    1,549,575     1,542,846    1,181,365
Depleted Capitalized Interest        307,249      323,124        292,267      201,169      168,375        73,782       84,780

        Calculated Data
Unallocated G&A (%)                   23.47%       21.92%         18.34%       17.53%       22.78%        29.76%       19.99%
Non-Capital Rent Expense             294,714      278,911        204,944      182,192      218,208        78,064       59,974
1/3 Non-Capital Rent Expense          98,238       92,970         68,315       60,731       72,736        26,021       19,991
Fixed Charges                     21,109,849   18,677,883     12,670,175    7,420,374    2,316,270     4,218,615    5,267,243
Earnings                         109,453,238   44,595,061   (64,278,804)   38,424,458   29,720,853    38,262,681   19,089,702

Ratio of Earnings to Fixed              5.18         2.39             --         5.18        12.83          9.07         3.62
    Charges

     Due to the $90.8 million non-cash charge incurred in the year ended December 31, 1998 caused by a write down in the carrying value of natural gas and oil properties, 1998 earnings were insufficient by $76.9 million to cover fixed charges in 1998. If the $90.8 million non-cash charge is excluded, the ratio of earnings to fixed charges would have been 2.1x.